Exhibit 4.32

LUDWIG ENTERPRISES, INC.

1749 Victorian Avenue Ste C-350 Sparks, Nevada 89431 www.Ludwigent.com

September 30, 2023

AMENDMENT TO CONVERTIBLE PROMISORY NOTE

This 30 of September 2023 1, William Yahner ("Note Holder") do herein agree to extend the Maturity Date on a Promissory Note dated January 16, 2023, with Ludwig Enterprises, Inc. (LUDG) from January 15, 2024, to April 1 , 2024, or from Ludwig Enterprises, Inc. 's SEC S-1 funding whichever shall come first.

In consideration for execution of this extension LUDG will forth with issue me 100,000 common restricted shares of LUDG stock.

Note Holder: